EXHIBIT (b)(4)(h)


ThePrudential[LOGO]

               Annuitant                               Contract No.

               John Doe                                XX XXX XXX
               -------------------------------------   -------------------------

================================================================================

                          WAIVER OF WITHDRAWAL CHARGES

Subject to all the provisions of this rider and of the rest of the contract, we will waive part or all of (1) any withdrawal and maintenance charges otherwise associated with a full or partial withdrawal, or (2) any annuitization or withdrawal charge due on the annuity date, if an annuitant is (a) terminally ill, or (b) confined to an eligible nursing home or hospital continuously for three months while this contract is in force. This waiver applies only to any purchase payment(s) made one year or more prior to your request(s) for withdrawal, or the annuity date.

Terminal Illness Option

You may use this option if you give us evidence that satisfies us that an Annuitant's life expectancy is six months or less. Part of that evidence must be a certification by a licensed physician.

Nursing Home/Hospital Option

You may use this option if an Annuitant is confined to an eligible nursing home and/or hospital starting any time after the contract date, and has been confined there continuously for at least three months.

Eligible Nursing Home

An eligible nursing home is an institution or special nursing unit of a hospital which meets at least one of the following requirements:

     1. it is Medicare approved as a provider of skilled nursing care services; or

     2. it is licensed as a skilled nursing home or as an intermediate care facility by the state in which it is located; or

     3.   it meets all of the requirements listed below:

          (a) it is licensed as a nursing home by the state in which it is located;

          (b) its main function is to provide skilled, intermediate, or custodial nursing care;

          (c)  it  is   engaged   in   providing   continuous   room  and  board
               accommodations to 3 or more persons;

          (d) it is under the supervision of a registered nurse (RN) or licensed practical nurse (LPN);

          (e)  it maintains a daily medical record of each patient; and

          (f)  it maintains control and records for all medications dispensed.

     Institutions  which  primarily  provide  residential   facilities  are  not
     eligible nursing homes.

Eligible Hospital

An eligible hospital is an institution that meets either of these requirements:

     1. It is accredited as a hospital under the Hospital Accreditation Program of the Joint Commission on Accreditation of Healthcare Organizations.

     2. It is legally operated, has 24 hour a day supervision by a staff of doctors, has 24 hour a day nursing service by registered graduate nurses, and complies with (a) or (b):

          (a) It mainly provides general inpatient medical care and treatment of sick and injured persons by the use of medical, diagnostic and major surgical facilities. All such facilities are in it or under its control.

          (b) It mainly provides specialized inpatient medical care and treatment of sick or injured persons by the use of medical and diagnostic facilities (including x-ray and laboratory). All such facilities are in it, under its control, or available to it under a written agreement with a hospital (as defined above) or with a specialized provider of these facilities.

     An eligible hospital is not an institution, or part of one, which: (a) furnishes mainly homelike or custodial care, or training in the routines of daily living; or (b) is mainly a school.

Conditions

Your right to be paid under one of these options is subject to the following conditions:

     1.   You must choose the option in writing in a form that meets our needs.

     2.   The contract must not be assigned.

     3. You must give us any facts we need to satisfy us that an Annuitant qualifies for one of the options described above.

                         Rider attached to and made a part of this contract

                         The Prudential Insurance Company of America,

                         By  /s/[ILLEGIBLE]
                                 Secretary

                         Effective Date  Nov. 18, 1992      Attest M. Smith